                                   EXHIBIT 13

                     SCHEDULE OF COMPUTATION OF PERFORMANCE

The following examples are calculated in accordance with the methods described in the Prospectus and Statement of Additional Information:

1.   Standard Average Annual Total Return

     Assuming experience from the Growth Sub-Account, on a

     $1,000 Purchase Payment on 1/23/95

     A $40 Annual Contract Maintenance Charge was assessed on each contract anniversary. For this calculation, it is prorated among divisions, with 27% allocated to the Growth Sub-Account.

     The Deferred Sales Load for a Single Purchase Payment Contract on 12/31/1995 would have been 5%. The 10% free corridor was also applicable.


                Dates                     Accumulation Unit Values
                12/31/1995                      8.70650300
                12/31/1996                     10.29285800

     The Standardized Average Annual Total Return for the period 12/31/95-
      12/31/96:                                                          11.78%

               Accumulated Value on 12/31/1996
                  ((1000/8.70650300) x
                   10.29285800) - (.27 x 40)                      $   1,171.40
               Ending Redeemable Value on 12/31/1996
                  1171.4 - .05 x (1171.4 - .10 x
                   1000)                                          $   1,117.83
               Standardized Average Annual Total
                Return, 12/31/95 - 12/31/96
                  ((1117.83/1000) - 1) x 100                          11.78%

2.   Annualized Accumulation Unit Value (AUV) Return

     For a one year period, the annualized AUV return is equal to the percentage change in accumulation unit values.

     For periods greater than one year, the annualized AUV return is an average annual change in accumulation unit values, based on the percentage change.

     Assuming experience from the Total Return Sub-Account

          Unit Value     12/31/1993   4.27561800
          Unit Value     12/31/1996   5.64152500

     Percentage Change in Unit Values for the 3 year period ending 12/31/95
                                                                          31.95%
               (5.641525 - 4.275618) / 4.275618 x 100

     Annualized AUV Return for the 3 year period ending 12/31/96
               ((1.3195 . (1/3)) - 1) x 100
               The symbol . is being used to denote exponentiation.


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



3.   7-day Money Market Yield and Effective Yield, Separate Account 1

     Assuming experience from the Money Market Division
     For the period ending 12/31/96

          Unit Value        12/24/96           2.38527300
          Unit Value        12/26/96           2.38550100
          Unit Value        12/31/96           2.38691500

     To get the change in value from 12/24/96 to 12/26/96, take 100% of the change from 12/24/96 to 12/26/96:
               (2.385501/2.385273) - 1             0.000096
     Change in value from 12/26/96 to 12/31/96:
               (2.386915/2.385501) - 1             0.000593
     Combine to get change in value from 12/24/96 to 12/31/96:
               (0.000096 + 0.000593)               0.000689

     Yield:                  .000689 x (366/7) x 100 =                  3.60%
     Effective Yield:        ((1.000689) . (366/7) - 1) x 100 =         3.67%
                             The symbol . is being used to denote
                             exponentiation.


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